Exhibit 99.1

May 13, 2021

Liberty TripAdvisor Holdings Appoints Christy Haubegger to Board of Directors and Announces Virtual Annual Meeting of Stockholders

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty TripAdvisor Holdings, Inc. (“Liberty TripAdvisor” or the “Company”) (Nasdaq: LTRPA, LTRPB) announced that Christy Haubegger was appointed to the board of directors (the “Board”) of Liberty TripAdvisor effective May 10, 2021. Ms. Haubegger is Executive Vice President, Communications and Chief Inclusion Officer for WarnerMedia, which is owned by AT&T. She will serve on the Nominating and Corporate Governance Committee of the Board.

“Christy is an accomplished media executive. Her strong knowledge of the content and subscription businesses will be valuable to Liberty TripAdvisor,” said Greg Maffei, Chairman, President and CEO of Liberty TripAdvisor. “As WarnerMedia’s first Chief Inclusion Officer, we also welcome her leadership to the Liberty family on matters of diversity, equity and inclusion.”

Before joining WarnerMedia, Ms. Haubegger led multicultural business strategy and was a leading agent for Creative Artists Agency (“CAA”), providing insights on diverse markets to CAA’s motion picture, music, marketing and television clients. Prior to that, Ms. Haubegger worked in the publishing and motion picture industries, having founded and served as publisher, president and CEO at Latina magazine, and served as a producer on several motion pictures. She also previously served on the board of Latina Media Ventures from 2003 to 2018, and currently serves on the boards of Hudson Pacific Properties and Management Leadership for Tomorrow, a non-profit organization that works to increase the number of minority business leaders. Ms. Haubegger is a founding member of TIME’S UP, an initiative that addresses systematic inequality and injustice in the workplace.

Ms. Haubegger received a JD from Stanford University and a Bachelor of Arts degree from the University of Texas at Austin.

Liberty TripAdvisor also announced that it will be holding its virtual Annual Meeting of Stockholders on Wednesday, July 28, 2021 at 9:15 a.m. M.T.  Stockholders of record as of the record date will be able to listen, vote and submit questions pertaining to the annual meeting by logging in at www.virtualshareholdermeeting.com/LTAH2021. The record date for the meeting is 5:00 p.m., New York City time, on June 9, 2021.  To enter the virtual annual meeting website, a stockholder will need the 16-digit control number that is printed in the box marked by the arrow on the stockholder’s proxy card or Notice of Internet Availability of Proxy Materials for the Company’s meeting. If you require technical support before or during the meeting, please contact 888-789-8410 (toll free) or 303-562-9272 (international).

After the meeting, Greg Maffei will be available for a Q&A session. Please visit www.virtualshareholdermeeting.com/LTAH2021 to listen to the Q&A session. All questions must be submitted in advance. To submit a question, please email investor@libertytripadvisorholdings.com with the subject “Annual Meeting Question” by 5:00 p.m. M.T. on Wednesday, July 21, 2021. During the Q&A session, Liberty TripAdvisor may make observations regarding the company’s financial performance and outlook.

In addition, access to the meeting and Q&A session will be available on the Liberty TripAdvisor website. All interested persons should visit https://ir.libertytripadvisorholdings.com/events-and-presentations/events to access the webcast. An archive of the webcast will also be available on this website after appropriate filings have been made with the SEC.

Stockholders wishing to nominate a director or present a proposal to be considered at the annual meeting must submit a written notice to the Corporate Secretary of the Company on or before the close of business on May 25, 2021 at its executive offices at 12300 Liberty Boulevard, Englewood, Colorado 80112. In addition, any stockholder proposals submitted for inclusion in the Company's proxy materials for the annual meeting must be received by the Corporate Secretary on or before May 25, 2021 and will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, the Company's charter and bylaws and Delaware law.

About Liberty TripAdvisor Holdings, Inc.

Liberty TripAdvisor Holdings, Inc. (Nasdaq: LTRPA, LTRPB) consists of its subsidiary Tripadvisor. Tripadvisor is the world's largest travel platform, aggregating reviews and opinions from its community of travelers about accommodations, restaurants, experiences, airlines and cruises throughout the world.

Liberty TripAdvisor Holdings, Inc.
Courtnee Chun, 720-875-5420

Source: Liberty TripAdvisor Holdings, Inc.